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                                    LAW OFFICES
                             DRINKER BIDDLE & REATH LLP
                        PHILADELPHIA NATIONAL BANK BUILDING
                                1345 CHESTNUT STREET
                            PHILADELPHIA, PA 19107-3496
                             TELEPHONE: (215) 988-2700
                                FAX: (215) 988-2757

                                 September 11, 1998


The Galaxy Fund
4400 Computer Drive
Westboro, MA  01581-5108


     Re: Shares Registered by Post-Effective Amendment No. 34 to Registration Statement on Form N-1A (File Nos. 33-4806 and 811-4636)
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Ladies and Gentlemen:

We have acted as counsel to The Galaxy Fund (the "Trust") in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment No. 34 (the "Amendment") to the Trust's Registration Statement on Form N-1A under the Securities Act of 1933, as amended, registering (a) Class C - Special Series 3 and Class C - Special Series 4 shares of beneficial interest representing interests in the Equity Value Fund, (b) Class D - Special Series 3 and Class D - Special Series 4 shares of beneficial interest representing interests in the Intermediate Government Income Fund, (c) Class G - Series 4 and Class G - Series 5 shares of beneficial interest representing interests in the International Equity Fund,
(d) Class H - Series 4 and Class H - Series 5 shares of beneficial interest representing interests in the Equity Growth Fund, (e) Class I - Series 4 and Class I - Series 5 shares of beneficial interest representing interests in the Equity Income Fund, (f) Class J - Series 4 and Class J - Series 5 shares of beneficial interest representing interests in the High Quality Bond Fund,
(g) Class K - Series 4 and Class K - Series 5 shares of beneficial interest representing interests in the Small Company Equity Fund, (h) Class L - Series 4 and Class L - Series 5 shares of beneficial interest representing interests in the Short-Term Bond Fund, (i) Class M - Series 4 and Class M - Series 5 shares of beneficial interest representing interests in the Tax-Exempt Bond Fund, (j) Class N - Series 4 and Class N - Series 5 shares of beneficial interest representing interests in the Asset Allocation Fund, (k) Class U - Series 4 and Class U - Series 5 shares of beneficial interest representing interests in the Growth and Income Fund, (l) Class X - Series 4 and Class X - Series 5 shares of beneficial interest representing interests in the Small Cap Value Fund and (m) Class AA - Series 4 and Class AA - Series 5 shares of beneficial interest representing interests in the Strategic Equity Fund (collectively, the "Shares"). The Amendment seeks to register an indefinite number of the Shares.

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The Galaxy Fund
September 11, 1998
Page 2

     We have reviewed the Trust's Declaration of Trust, its Code of Regulations, resolutions adopted by its Board of Trustees and shareholders and such other legal and factual matters as we have deemed appropriate.

     This opinion is based exclusively on the laws of the Commonwealth of Massachusetts and the federal laws of the United States of America. We have relied upon an opinion of Ropes & Gray, special Massachusetts counsel to the Trust, insofar as our opinion relates to matters arising under the laws of the Commonwealth of Massachusetts.

     Based upon the foregoing, it is our opinion that the Shares, when issued for payment as described in the Trust's prospectuses relating to the Shares and for not less than $.001 per share, will be validly issued, fully paid and non-assessable by the Trust.

     We note that under certain circumstances, the shareholders of a Massachusetts business trust may be subject to assessment at the instance of creditors to pay the obligations of such trust in the event that such trust's assets are insufficient for that purpose. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each note, bond, contract, order or other undertaking issued by or on behalf of the Trust or the Trustees relating to the Trust or any class of shares of beneficial interest of the Trust. The Declaration of Trust provides for indemnification out of the assets of the particular class of shares for all loss and expense of any shareholder of that class held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which that class of shares itself would be unable to meet its obligations.

     We hereby consent to the filing of this opinion as an exhibit to the Amendment.


                         Very truly yours,



                         /s/ Drinker Biddle & Reath LLP
                         ---------------------------------------
                         DRINKER BIDDLE & REATH LLP


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